Exhibit 99.1

                State Street Corporation Reports Strong
 EPS Growth from Continuing Operations on Year-over-Year 18% Revenue
   Increase; Reports Decline in Expenses Compared to Second Quarter

    BOSTON--(BUSINESS WIRE)--Oct. 18, 2005--State Street Corporation announced today third-quarter earnings per share from continuing operations of $0.75. This result is up 44% from $0.52 in last year's third quarter, which included $0.03 per share for merger and integration costs associated with the acquisition of a substantial portion of Deutsche Bank's Global Securities Services (GSS) business. Revenue of $1.4 billion in the third quarter of 2005 is up 18%, or $214 million, compared to $1.2 billion in the year-ago quarter. Total expenses in the third quarter of 2005 of $1.0 billion are up 11%, or $102 million, compared to $906 million in the year-ago quarter. Net income from continuing operations is $250 million, up 41% or $73 million from $177 million in the year-ago quarter. For the third quarter of 2005, return on stockholders' equity from continuing operations is 15.9% compared to 11.7% in the third quarter of 2004.
    Including results from discontinued operations due to the charge for the divestiture of Bel Air Investment Advisors, net income in the third quarter of 2005 is $143 million, or $0.43 per share.
    Ronald E. Logue, State Street's chairman and chief executive officer, said, "We are very pleased with the results of the quarter for a number of reasons. First, our year-over-year servicing and management fee revenue growth continues to be strong, driven in part by new business and deepening relationships with existing customers. Second, we are managing our expenses more carefully showing no growth from the last quarter and thirdly, as a result of these two accomplishments, we were able to better manage the effect of the seasonality of market driven revenue."
    Logue concluded, "Directionally I am very pleased with where we are heading. Our results this quarter, as well as our healthy new business pipeline, position us to achieve our financial goals for the year. We continue to target positive operating leverage for the full year. While we continue to expect to achieve at the lower end of our revenue goal, we now expect our growth in earnings per share from continuing operations to be approximately in the middle of the 10 percent to 15 percent range and our return on equity from continuing operations to be approximately in the middle of the 14 percent to 17 percent range. As we move into the fourth quarter, our momentum is positive, and we are beginning to show the results of the actions we undertook at this time last year."

    THIRD QUARTER RESULTS VS. YEAR-AGO QUARTER

    Servicing fees are up 9%, to $620 million from $568 million in last year's third quarter. The increase is attributable to new business from existing and new clients in 2005 and higher equity market valuations. Total assets under custody are $9.8 trillion, up 9%, compared with $9.0 trillion in the year-ago quarter. Daily average values for the S&P 500 Index are up 11% from the third quarter of 2004; daily average values for the MSCI(R) EAFE Index(SM) are up 19%. The average values for the NASDAQ are up about 15%.
    Investment management fees, generated by State Street Global Advisors, are $188 million, up 21% from $156 million a year ago. Management fees reflect continued new business and an increase in average month-end equity valuations. Total assets under management are a record $1.4 trillion, up 14%, compared to $1.2 trillion the previous year.
    Securities lending revenue is $74 million in the quarter, up 54% compared to $48 million in the year-ago quarter, reflecting improved spreads and increased volume.
    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, is $176 million for the quarter, up 59% from $111 million a year ago. The increase was driven by improved volumes and increased volatility in foreign exchange as well as strong transition management business.
    Processing fees and other revenue was relatively flat, down $1 million to $77 million.
    Net interest revenue on a fully taxable-equivalent basis is $245 million, an increase of $22 million from $223 million a year ago. The increase in net interest revenue is attributable to improved yields and a larger investment portfolio, offset partially by a flatter yield curve.
    The Company also recorded a $16 million gain from the final settlement of the 2003 sale of its Private Asset Management business.
    Expenses increased from $906 million to $1,008 million, up $102 million, or 11%. Salaries and benefits expenses are up 19% to $566 million, primarily due to the impact of 593 employees added from the three investment management operations outsourcing contracts last year and increased incentive compensation due to improved results. Expenses for information systems & communications declined $10 million, or 8%, to $117 million due to reductions related to the conversion of GSS business. The increase in expenses also includes higher transaction processing services, up 17% to $111 million, partially due to higher volumes in the brokerage business. Occupancy expense increased 9%, or $8 million, to $96 million. Other expenses rose 11%, or $12 million, to $118 million.
    The effective tax rate from continuing operations was 34.0% in both quarters.
    In September 2005, State Street committed to a plan to divest its ownership interest in Bel Air Investment Advisors. Accordingly, State Street accounted for Bel Air separately as a discontinued operation and recorded a pre-tax charge of $165 million and an income tax benefit of $58 million in the third-quarter results.
    State Street purchased approximately 3.1 million shares of its common stock during the third quarter at an average price of $48.50 per share. The remaining authorization to purchase shares is 9.7 million shares.

    THIRD-QUARTER RESULTS VS. SECOND QUARTER

    Third-quarter net income from continuing operations of $0.75 per share compares to $0.66 in the second quarter, an increase of 14%. Total revenue in the third quarter of $1.39 billion is up 2% from $1.36 billion in the second quarter. Total expenses were down 2%, or $20 million, to $1,008 million from $1,028 million in the second quarter, which included a $26 million charge for a sublease agreement. Return on stockholders' equity from continuing operations of 15.9% in the third quarter compares with 14.4% in the second quarter.
    Servicing fees are up $2 million to $620 million, and management fees are up 9% to $188 million due to new business and an increase in equity valuations. Securities lending revenue decreased 35%, from $113 million to $74 million, reflecting seasonal strength in the second quarter. Revenue from trading services increased 4%, or $7 million to $176 million. Processing fees and other revenues are up $7 million, or 10%, from $70 million to $77 million. Net interest revenue on a fully taxable-equivalent basis increased $17 million, or 7%, to $245 million from $228 million, due to improved yields from the securities portfolio, offset somewhat by a flatter yield curve.
    Salaries and employee benefits total $566 million, an increase of $14 million, or 3%, from $552 million, due to increased incentive compensation from the improved results. Occupancy decreased 16%, or $18 million, to $96 million primarily due to the impact of the $26 million charge taken in the second quarter for a subleasing agreement. Other expenses are down $11 million, or 9%, from $129 million to $118 million primarily due to a reduction in fees for professional services.

    ADDITIONAL INFORMATION

    All per share amounts represent diluted earnings per share.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, October 18, 2005, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 831086). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.8 trillion in assets under custody and $1.4 trillion in assets under management, State Street operates in 25 countries and more than 100 geographic markets and employs 20,375 worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street's business mix, the dynamics of markets State Street serves, and State Street's success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2004 annual report on Form 10-K and subsequent SEC filings. State Street encourages investors to read the Corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, October 18, 2005, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.


                        Press Release Addendum

                         Financial Highlights
                          September 30, 2005

                                    Quarter Ended          % Change
                            ------------------------------------------
(Dollars in millions,
 except per share            September   June  September   Q3     Q3
 information or                 30,       30,     30,      vs.    vs.
 where otherwise indicated)    2005      2005    2004      Q2     Q3
----------------------------------------------------------------------

Total Revenue               $  1,388 $  1,361 $  1,174      2 %   18 %
Total Expenses                 1,008    1,028      906     (2)    11
Net Income from Continuing
 Operations                      250      220      177     14     41
Net Loss from Discontinued
 Operations                     (107)       -        -
Net income                       143      220      177

Earning Per Share from
 Continuing Operations:
    Basic                   $    .76 $    .67 $    .52     13     46
    Diluted                      .75      .66      .52     14     44
Loss Per Share from
 Discontinued Operations:
    Basic                       (.33)       -        -
    Diluted                     (.32)       -        -
Earnings Per Share:
    Basic                        .43      .67      .52
    Diluted                      .43      .66      .52

Closing Price Per Share of
 Common Stock                  48.92    48.25    42.71
Cash Dividends Declared Per
 Share                           .18      .18      .16

Return on Equity from
 Continuing Operations          15.9 %   14.4 %   11.7 %
Return on Equity                 9.1     14.4     11.7

Assets Under Custody (AUC)
 (in trillions)             $   9.80 $   9.62 $   9.00
Assets Under Management
 (AUM) (in trillions)           1.41     1.37     1.24



                             Nine Months Ended  % Change
                            ----------------------------
                            September September   2005
(Dollars in millions, except    30,      30,       vs.
 per share information)        2005     2004      2004
-------------------------------------------------------

Total Revenue               $  4,057 $  3,680       10
Total Expenses                 3,002    2,767        8
Net Income from Continuing
 Operations                      696      614       13
Net Loss from Discontinued
 Operations                     (107)       -
Net Income                       589      614

Earning Per Share from
 Continuing Operations:
    Basic                   $   2.11 $   1.83       15
    Diluted                     2.08     1.80       16
Loss Per Share from
 Discontinued Operations:
    Basic                       (.33)       -
    Diluted                     (.32)       -
Earnings Per Share:
    Basic                       1.78     1.83
    Diluted                     1.76     1.80

Cash Dividends Declared Per
 Share                           .53      .47       13

Return on Equity from
 Continuing Operations          15.1 %   13.8 %
Return on Equity                12.8     13.8


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION

                       Quarter Ended            Nine Months Ended
(Dollars in     -------------------------- --------------------------
 millions,
 except          September  September       September September
 per share           30,       30,      %       30,      30,       %
 information)       2005      2004(3) Change   2005     2004(3) Change
 -------------------------- --------- ------ -------- --------- ------

Fee Revenue:
Servicing fees  $    620   $  568       9 %  $1,837   $1,693       9 %
Management fees      188      156      21       538      456      18
Securities
 lending              74       48      54       257      201      28
Trading services     176      111      59       512      434      18
Processing fees
 and other            77       78      (1)      231      235      (2)
                ----------- ------         ---------- -------
Total fee
 revenue           1,135      961      18     3,375    3,019      12

Net Interest
 Revenue:
Interest revenue     773      463      67     2,069    1,255      65
Interest expense     537      250     115     1,404      613     129
                ----------- ------         ---------- -------
   Net interest
    revenue (1)      236      213      11       665      642       4
Provision for
 loan losses           -        -                 -        -
                ----------- ------         ---------- -------
   Net interest
    revenue
    after
    provision
    for
    loan losses      236      213      11       665      642       4

Gain on the sales
 of available-
 for-sale
 investment
 securities, net       1        -                 1       19     (95)

Gain on the sale
 of the Private
 Asset Management
 business             16        -                16        -
                ---------- -------         ---------- -------
   Total
    revenue        1,388    1,174      18     4,057    3,680      10

Operating
 Expenses:
Salaries and
 employee
 benefits            566      474      19     1,642    1,446      14
Information
 systems and
 communications      117      127      (8)      364      396      (8)
Transaction
 processing
 services            111       95      17       331      294      13
Occupancy             96       88       9       302      262      15
Merger and
 integration
 costs (2)             -       16    (100)        -       50    (100)
Other                118      106      11       363      319      14
                ---------- -------         ---------- -------
   Total
    operating
    expenses       1,008      906      11     3,002    2,767       8
                ---------- -------         ---------- -------
   Income from
    continuing
    operations
    before
    income tax
    expense          380      268      42     1,055      913      16
Income tax
 expense from
 continuing
 operations          130       91               359      299
                ---------- -------         ---------- -------
   Net income
    from
    continuing
    operations       250      177      41       696      614      13

Loss from
 discontinued
 operations         (165)       -              (165)       -
Income tax
 benefit from
 discontinued
 operations          (58)       -               (58)       -
                ---------- -------         ---------- -------
   Net loss
    from
    discontinued
    operations      (107)       -              (107)       -
                ---------- -------         ---------- -------
   Net income   $    143   $  177            $  589   $  614
                ========== =======         ========== =======

Earnings Per
 Share From
 Continuing
 Operations:
   Basic        $    .76   $  .52      46    $ 2.11   $ 1.83      15
   Diluted           .75      .52      44      2.08     1.80      16

Loss Per Share
 From
 Discontinued
 Operations:
   Basic            (.33)       -              (.33)       -
   Diluted          (.32)       -              (.32)       -

Earnings Per
 Share:
   Basic             .43      .52              1.78     1.83
   Diluted           .43      .52              1.76     1.80

OTHER SELECTED FINANCIAL INFORMATION

Average Shares
 Outstanding (in
 thousands):
     Basic       329,097  335,626           330,251  335,065
     Diluted     334,103  339,348           333,999  340,529

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $245 million and $223 million for the three months ended September 30, 2005 and 2004, respectively, and $696 million and $675 million for the nine months ended September 30, 2005 and 2004, respectively.

(2) Reported earnings for the quarter and nine months ended September 30, 2004 included $16 million and $50 million, respectively, of pre-tax merger and integration costs ($.03 and $.10 per share, respectively) relating to the integration of the Deutsche Bank Global Securities Service Business (GSS).

(3) Certain prior period amounts have been reclassified to conform to current period presentation.


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
        Three months ended September 30, 2005 and June 30, 2005


                                        Quarter Ended
                                  ------------------------------------
(Dollars in millions, except per   September 30,   June 30,
 share information)                    2005          2005     % Change
------------------------------------------------ ----------- ---------

Fee Revenue:
Servicing fees                    $         620  $      618       -  %
Management fees                             188         173       9
Securities lending                           74         113     (35)
Trading services                            176         169       4
Processing fees and other                    77          70      10
                                  -------------- -----------
   Total fee revenue                      1,135       1,143      (1)

Net Interest Revenue:
Interest revenue                            773         693      12
Interest expense                            537         476      13
                                  -------------- -----------
   Net interest revenue (1)                 236         217       9
Provision for loan losses                     -           -       -
                                  -------------- -----------
   Net interest revenue after
    provision for loan losses               236         217       9

Gain on the sales of
 available-for-sale investment
 securities, net                              1           1

Gain on the sale of the Private
 Asset Management business                   16           -
                                  -------------- -----------
   Total revenue                          1,388       1,361       2

Operating Expenses:
Salaries and employee benefits              566         552       3
Information systems and
 communications                             117         121      (3)
Transaction processing services             111         112      (1)
Occupancy                                    96         114     (16)
Other                                       118         129      (9)
                                  -------------- -----------
   Total operating expenses               1,008       1,028      (2)
                                  -------------- -----------
   Income from continuing
    operations before income tax
    expense                                 380         333      14
Income tax expense from continuing
 operations                                 130         113
                                  -------------- -----------
   Net income from continuing
    operations                              250         220      14

Loss from discontinued operations          (165)          -
Income tax benefit from
 discontinued operations                    (58)          -
                                  -------------- -----------
   Net loss from discontinued
    operations                             (107)          -
                                  -------------- -----------
   Net income                     $         143  $      220
                                  ============== ===========

Earnings Per Share From Continuing
 Operations:
   Basic                          $         .76  $      .67      13
   Diluted                                  .75         .66      14

Loss Per Share From
 Discontinued Operations:
   Basic                                   (.33)          -
   Diluted                                 (.32)          -

Earnings Per Share:
   Basic                                    .43         .67
   Diluted                                  .43         .66

OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding (in
 thousands):
   Basic                                329,097     330,118
   Diluted                              334,103     334,090

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $245 million and $228 million for the three months ended September 30, 2005 and June 30, 2005, respectively.


                       STATE STREET CORPORATION
                        Press Release Addendum

                  CONSOLIDATED STATEMENT OF CONDITION

----------------------------------------------------------------------
(Dollars in millions, except  September 30, December 31, September 30,
 share information)               2005         2004          2004
----------------------------------------------------------------------

Assets
Cash and due from banks         $    2,634   $    2,035    $    6,058
Interest-bearing deposits with
 banks                              14,438       20,634        30,392
Securities purchased under
 resale agreements                  12,474       12,878        10,378
Federal funds sold                       -        5,450         2,700
Trading account assets                  56          745           673
Investment securities               57,677       37,571        36,818
Loans (less allowance of $18,
 $18 and $36)                        8,170        4,611         5,512
Premises and equipment               1,455        1,444         1,431
Accrued income receivable            1,215        1,204         1,085
Goodwill                             1,346        1,497         1,462
Other intangible assets                451          494           466
Other assets                         5,529        5,477         3,552
                              ------------- ------------ -------------
     Total assets               $  105,445   $   94,040    $  100,527
                              ============= ============ =============

Liabilities
Deposits:
   Noninterest-bearing          $    9,787   $   13,671    $    9,793
   Interest-bearing -- U.S.          2,230        2,843         6,093
   Interest-bearing -- Non-
    U.S.                            51,437       38,615        42,043
                              ------------- ------------ -------------
Total deposits                      63,454       55,129        57,929

Securities sold under
 repurchase agreements              21,851       21,881        20,702
Federal funds purchased              1,668          435         5,500
Other short-term borrowings          1,618        1,343         1,881
Accrued taxes and other
 expenses                            2,575        2,603         2,513
Other liabilities                    5,736        4,032         3,415
Long-term debt                       2,439        2,458         2,436
                              ------------- ------------ -------------
     Total liabilities              99,341       87,881        94,376

Shareholders' Equity
Preferred stock, no par:
 authorized 3,500,000;
 issued none
Common stock, $1 par:
 authorized
 500,000,000 shares;
 issued 337,126,000,
 337,126,000 and
 337,126,000 shares                    337          337           337
Surplus                                328          289           287
Retained earnings                    6,003        5,590         5,463
Accumulated other
 comprehensive (loss) income          (144)          92            86
Treasury stock (at cost
 9,080,000, 3,481,000 and 576,000
 shares)                              (420)        (149)          (22)
                                  --------- ------------ -------------
     Total shareholders'
      equity                         6,104        6,159         6,151
                              ------------- ------------ -------------
     Total liabilities and
      shareholders' equity      $  105,445   $   94,040    $  100,527
                              ============= ============ =============



    CONTACT: State Street Corporation
             Edward J. Resch, +1 617/664-1110
             or
             Investors:
             Kelley MacDonald, +1 617/664-3477
             or
             Media:
             Hannah Grove, +1 617/664-3377